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                                                        Exhibit 99(d)

                          Entergy Mississippi, Inc.
        Computation of Ratios of Earnings to Fixed Charges and
   Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

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

                                                                                     September 30,
                                       1992      1993       1994     1995      1996       1997
Fixed charges, as defined:
  Total Interest                       64,066    55,359   52,764    51,635    48,007    46,339
  Interest applicable to rentals          521     1,264    1,716     2,173     2,165     2,299
                                      --------------------------------------------------------
Total fixed charges, as defined        64,587    56,623   54,480    53,808    50,172    48,638

Preferred dividends, as defined (a)    12,823    12,990    9,447     9,004     7,720     6,493
                                      --------------------------------------------------------
Combined fixed charges and preferred
  dividends, as defined               $77,410   $69,613  $63,927   $62,812   $57,892   $55,131
                                      ========================================================
Earnings as defined:

  Net Income                          $65,036  $101,743  $48,779   $68,667   $79,210    63,348
  Add:
    Provision for income taxes:
    Total income taxes                 23,147    55,993   12,476    34,877    41,107    31,069
    Fixed charges as above             64,587    56,623   54,480    53,808    50,172    48,638
                                     ---------------------------------------------------------
Total earnings, as defined           $152,770  $214,359 $115,735  $157,352  $170,489  $143,055
                                     =========================================================

Ratio of earnings to fixed charges,      2.37      3.79     2.12      2.92      3.40      2.94
  as defined
                                     =========================================================

Ratio of earnings to combined fixed
  charges and preferred dividends,
  as defined                             1.97      3.08     1.81      2.51      2.94      2.59
                                     =========================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.
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